cza Communication Design

Christian Zechner Associates, Inc.

August 27, 2007

Christopher Tirotta, MD, MBA
Chief Executive Officer
American Scientific Resources
83 South Putt Corners Road
New Paltz, NY 12561-0819

Re: American Scientific Resources Marketing, Branding and Design Proposal

Dear Dr Tirotta,

Christian Zechner Associates Inc is pleased to represent Kidz-Med Inc in connection with the launch of a branding, marketing and design initiative to strengthen the image of the Company with key stakeholders pivotal to its success, such as retail consumers, investors and media.

This letter sets forth the terms and conditions of our representation.

1. Goals and Objectives

The focus will be to work Elizabeth Bayles Associates to transform Kidz Med's image and build the Thermofocus brand.

- We will redesign, as necessary, all communications pieces including Kidz Med Web site, Fact Sheet and Sell Sheets.

2. Services

- Branding
- Web Design, Presentations
- Banners, Online Ads
- Logo and Corporate Identity, Packaging

3 Budget Estimate

Activity	**Fees/OOPs**
AUGUST	**$ 3,750 (ad flier, packaging design)**
Print	$ 8,125
Web Interactive	$ 9,375
Presentations	$ 4,375
	$25,625

Activity	**Hours**	**Fees**	Month	**Total**
Print	**30 x $125**	**$1,875**	**August**	**$3, 750**
Print	65 x $125.00	$8,125	September	$10,000
Web-Interactive	75 x $125.00	$9.375	October	$19, 375

Presentations	:	35 x $125.00	$4,375	November	$23,750
		205 hours	**$25,625**		
		175 hours			**$21,875**

Hours listed are approximate only. *This overview and budget estimate is based upon information provided to date. It does not include a contingency for additional support around other efforts*

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4. Terms

ASFX will engage CZA for a period of three months commencing on August 21 2007 and terminating on November 21, 2007. Consulting services will be billed at $125 per hour and would entitle ASFX to 205 hours of consulting. Projected consulting hours per market are as follow: Print 95 hours. Web Interactive 75 hours. Presentations 35 hours

5. Consulting Fees

ASFX will compensate CZA with shares of restricted stock of the Company as is equal to the monthly cash fee, rounded to the nearest whole share. The total cost (excluding direct approved out-of-pocket expenses), for the three month trial period will be: 50,000 shares of restricted common stock of American Scientific Inc. (ASFX), and 50,000 warrants, exercisable for 5 years at $1.00 per share.

The restricted shares payment of this agreement shall be paid as follows: 25,000 shall be paid upon execution of this document and 25,000 paid at the end of the initial timeframe (90 days) from the execution date. The 50,000 warrants will be issued at the end of the initial timeframe (90 days) from the execution date.

All restricted shares of common stock will be valued at par value for the purpose of income declaration.

The restricted shares issued to Adleheid Christian Zechner will have piggyback registration rights, and will be included in any registration that ASFX prepares during the next 12 months. In the event ASFX does not file a registration statement, the restricted shares are eligible for sale pursuant to Rule 144. ASFX agrees to provide a legal opinion letter to remove stock restrictions upon presentation by Adleheid Christian Zechner of those restricted shares at the time allowed under Rule 144.

If the assignment should require additional time to bring each market to satisfactory completion, Adelheid Christian Zechner will notify Dr. Christopher Tirotta in advance in writing. If the assignment should require less time to bring each market to satisfactory completion, Adelheid Christian Zechner will notify Dr. Christopher Tirotta in writing and will carry the outstanding balance forward to the next month. At the end of each month, CZA will provide a project assessment report to ASFX.

6. Out of Pocket Expenses.

ASFX will reimburse CZA for all necessary and reasonable out-of-pocket expenses up to $200.00 each month (without prior written approval) such as the cost of telephone calls, facsimiles,

Federal Express, stamps, photocopies, messengers and all other incidentals, which CZA will incur in the performance of the services to be provided to ASFX. Upon successful completion of the four month assignment, CZA will provide a final project assessment report to ASFX.

7. Relationship; Taxes; Authority

ASFX and CZA acknowledge and agree that CZA shall perform the services as an independent contractor and not as an employee or agent of ASFX. CZA will file its own tax returns on the basis of CZA's status as an independent contractor for the reporting of all income and other taxes due and owing on the consideration received by CZA under this Agreement and that CZA is responsible for the payment of such taxes to the extent such taxes have not been previously withheld by ASFX pursuant to Section 2(d) above.

8. Termination.

ASFX and CZA may terminate this Agreement at any time, for any reason, by giving thirty (30) days written notice to the other party.

Please be advised that your signature below indicates ASFX informed consent to be represented by CZA. If the foregoing correctly reflects the ASFX understanding of the terms and conditions of CZA's representation please indicate your acceptance by executing this letter and faxing and/or e-mailing it back to me.

Sincerely,

By: Adelheid Christian Zechner

By: Christopher Tirotta, MD, MBA

Christopher Tirotta, MD, MBA
American Scientific Resources
83 South Putt Corners Road
New Paltz, NY 12561-0819